Exhibit 35.1

SERVICER COMPLIANCE STATEMENT

The undersigned hereby certifies that the undersigned is the duly elected and acting Vice President, Controller and Chief Accounting Officer of Virginia Electric and Power Company, as servicer (the “Servicer”) under the Deferred Fuel Cost Property Servicing Agreement, dated as of February 14, 2024 (the “Servicing Agreement”), and acknowledged and accepted by U.S. Bank Trust Company, National Association, not in its individual capacity, but solely in its capacity as indenture trustee, and the Servicer hereby further certifies that:

1. A review of the activities of the Servicer and of its performance under the Servicing Agreement during the twelve months ended December 31, 2025, has been made under the supervision of the undersigned pursuant to Section 3.03 of the Servicing Agreement.

2. To the undersigned’s knowledge, based on such review, the Servicer has fulfilled all of its obligations in all material respects under the Servicing Agreement throughout the twelve months ended December 31, 2025.

Executed as of this 26th day of March, 2026	Virginia Electric and Power Company,
as Servicer

By:	/s/ Gary G. Ratliff, Jr.
Name:	Gary G. Ratliff, Jr.
Title:	Vice President, Controller and Chief Accounting Officer